Exhibit 99.1
Chart Industries Reports 2022 Third Quarter Results

Atlanta, Georgia – October 28, 2022 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the third quarter ended September 30, 2022. Further details can be found in the supplemental presentation accompanying this release and published in the investor relations section of our website.

•Record backlog of $2,254.1 million (+104% versus prior year) is our eighth consecutive record backlog quarter, surpassing $2 billion for the first time in our history
•Record sales of $412.1 million (+25.5% versus prior year) including foreign exchange headwinds and project timing movements
•Record reported gross margin of $104.6 million (+39.7% versus prior year) reflected volume, pricing, productivity and cost control actions and resulted in reported gross margin as a percent of sales of 25.4%, the highest since the first quarter of 2021 (adjusted gross margin as a percent of sales of 27.3%)
•Record reported operating income of $41.7 million (+202.2% versus prior year) contributed to record reported non-diluted earnings per share (“EPS)” of $1.15 and record adjusted non-diluted EPS of $1.49
•Reported 10.1% operating income as a percent of sales (adjusted 12.6%) was our highest since the third quarter 2020 and including this quarter has only been achieved four times in ten years
•Third quarter 2022 orders of $729.4 million, including 71 orders each over $1 million, a 108% increase compared to the third quarter 2021
•Received Full Notice to Proceed (“FNTP”) on Venture Global Plaquemine’s Phase 2 Big LNG project, resulting in a third quarter order of $91.8 million
•Inflation Reduction Act of 2022 (“IRA”) continues to accelerate commercial activity, thereby increasing our estimated total addressable market (“TAM”) for Specialty Products in the near-term to $9.65 billion (prior was $7.65 billion) and 2030 TAM to $49.25 billion (prior was $42.0 billion)
•2022 full-year sales guidance range of $1.65 billion to $1.70 billion (prior guidance of $1.725 billion to $1.80 billion); associated 2022 full-year adjusted non-diluted EPS guidance is in the range of $5.00 to $5.25 (prior guidance of $5.20 to 5.60) on 35.87 million shares outstanding (prior 35.86 million shares) and a tax rate of 17% (prior tax rate of 20%)
•2023 full-year sales outlook range of $2.10 billion to $2.20 billion; associated 2023 full-year adjusted non-diluted EPS outlook is in the range of $7.50 to $8.50 on 35.87 million shares outstanding and a tax rate of 19%

Third quarter 2022 was all-time record backlog, sales, reported gross margin, reported operating income, reported non-diluted EPS and adjusted non-diluted EPS, amongst numerous other historical records within the business.

Our third quarter 2022 orders of $729.4 million (second highest in our history with our top three quarters all occurring in 2022) contributed to our eighth consecutive quarter of record backlog ($2,254.1 million); backlog is 104% higher than one year ago and sequentially 15% higher than the second quarter 2022, which was our highest order quarter in our history. Both Heat Transfer Systems (“HTS”) and Specialty Products have record backlogs as of the third quarter 2022. Additionally, all three of quarters in 2022 to date have had book-to-bill ratios above 1.8, which is a contributor to our outlook for 2023 sales to grow between 23% and 30% year-over-year over.

We posted record sales of $412.1 million (an increase of 25.5% versus prior year) in the quarter, which were negatively impacted by foreign exchange (“FX”) headwinds primarily in our Cryo Tank Solutions (“CTS”) segment and as is typical between quarters, project timing movements related to liquefaction projects in Specialty Products. We estimate that foreign exchange headwinds had a $17 million negative impact on sales, with the U.S. dollar appreciating versus the Euro and the Indian Rupee. Note that we do not addback or adjust for foreign exchange impacts in our adjusted EPS. In addition to our total record sales, we set sales records in the quarter for mobile equipment, brazed aluminum heat exchangers, systems, space exploration, L.A. Turbine’s aftermarket and VRV.

Third quarter 2022 reported gross margin of $104.6 million was the highest in our history and 39.7% higher than the third quarter 2021, reflecting our increasing positive margin mix, pricing actions taken, productivity and cost control. Reported gross margin as a percent of sales of 25.4% was the highest since the second quarter of 2021, and when adjusted for one-time items including restructuring and start and capacity expansion costs was 27.3%; three of our four segments reported gross margin as a percent of sales increased by more than 170 basis points sequentially compared to the second quarter 2022 with HTS increasing 720 basis points. This contributed to record reported operating income of $41.7 million, an increase of 202.2% compared to the third quarter 2021 and when adjusted for one-time items such as deal-related costs and restructuring, record adjusted operating income of $51.9 million. The third quarter 2022 was only the fourth time in the past decade that we had reported operating income as a percent of sales of 10.1% (adjusted 12.6%). HTS also had record operating income and operating income as a percent of sales in the quarter.

Third quarter 2022 reported non-diluted EPS of $1.15 is a historical record and reflects the ongoing efforts of our global flexible manufacturing footprint to optimize “where we make what”; when adjusted for one-time items primarily related to deal costs, year-one integrations and organic startup & capacity expenses, our adjusted non-diluted EPS is $1.49, also a record. As noted above, we did not addback the negative impact to sales or EPS from FX rate changes and we anticipate that these will continue to be variable in the coming quarters. We estimate the third quarter 2022 impact from the foreign exchange rate changes to be approximately net negative $0.06 to EPS (net of translation and transaction).

Macro tailwinds are bolstering demand for multiple solutions in our portfolio; including energy security & access (LNG) and government actions such as the IRA (accelerating activity in Specialty Products).

Macro Tailwinds

Energy security, resiliency, access and independence continues to be a priority for countries around the world, with meaningful focus on Europe. This has been further heightened as winter nears, as well as the supply-demand linkage of available LNG. It is anticipated that gas demand increases each year globally between now and 2035, and in turn, more LNG supply capacity is anticipated to move to Final Investment Decision (“FID”) and construction this decade. Additionally, United States rig count is at pre-pandemic levels, and we are seeing an increase in air cooler equipment sales.

As we stated at the end of the second quarter 2022, and we reiterate now, the increase in immediacy for energy security has not come at the expense of the clean energy transition – rather there is a heightened focus on all energy. Additionally, the third quarter 2022 brought further tailwinds to many of the end markets we serve with our Nexus of Clean™ - clean power, clean water, clean food and clean industrials. One such tailwind was the passing of the IRA in August 2022, which approved $300 billion in spending for energy and climate change, with multiple areas of the IRA directly supporting investments being made by our customers in hydrogen, carbon capture, water, and industrial manufacturing. And hydrogen is not only limited to commercialization as the result of the IRA – global funding commitments to 2030 now total $240 billion, up approximately 50% from a year ago, and cover the European Union and 22 other countries.

In addition to the IRA, CO2 shortage continues to drive global interest in carbon capture solutions from small-scale (Chart’s Earthly Labs small-scale CiCi solution) to large industrial scale (Chart’s SES cryogenic carbon capture solution) and this 30% shortage is expected to continue with further permanent reductions in availability, thereby making CO2 recovery more important to the resolution of this challenge, as well as being a key part of the carbon emission reduction public and private sector targets.

In summary, in the $729.4 million of orders booked in the third quarter 2022 there were 71 orders greater than $1 million each, bringing the year-to-date number to 197. Year-to-date through September 30, 2022, individual orders each greater than $1 million grew 29.6% compared to the same period in 2021 and is at 87% of the full year 2021.

In addition to our commercial pipeline for potential orders in the next 24 months being over $9.5 billion in active, various stage discussions, we have continued to see broad-based demand in October 2022 to start the fourth quarter. Month-to-date as of October 26, 2022, we have received 17 orders each greater than $1 million dollars; of these larger orders, the range was wide – from two multi-million dollar space exploration orders to regas to a refurbishment of a cold box, to multiple air cooler orders, to LNG fueling stations to a large bulk tank order for an industrial gas customer and a $3 million water treatment order.

LNG, LNG, LNG.

As winter approaches, in particular in the European Union, energy security and access are creating new and more imminent LNG opportunities, resulting in the continued increase in the four categories of LNG that we serve:
1.Big LNG: In the third quarter 2022, we received FNTP on the remaining 12 cold box systems for Venture Global Plaquemines Phase 2 LNG export project. The third quarter order totaled $91.8 million, bringing our year-to-date Big LNG related orders to $620.7 million. Additionally, we have seen incremental increases to our potential future Big LNG orders since February 2022, driven by more international interest in modular mid-scale terminals, interest in our heavy hydrocarbon (“HHC”) removal and nitrogen-rejection unit (“NRU”) capabilities and more projects intending to move to FID. Currently our “not yet booked” commercial opportunities for Big LNG total $5.68 billion, inclusive of retrofit; this is an increase to our pipeline since the end of the second quarter 2022 of $330 million, even after booking another $91.8 million related to the Venture Global Plaquemines 2 project in the third quarter 2022.
2.Small-scale and floating LNG: We received commitments from three customers for small-scale and floating liquefaction projects in the third quarter, totaling $175 million. Even considering these orders, our commercial pipeline continues to grow for this category of LNG (318 potential projects globally), with floating LNG opportunities at their all-time high.
3.LNG infrastructure: We sell various equipment into the LNG infrastructure end-market and continue to see demand for fueling stations (12 ordered in the third quarter 2022), regas systems, and other related tanks and trailers. ISO containers had record demand in the third quarter 2022, with 226 units sold. We had two regas orders in the quarter and growth in our vehicle fueling stations business compared to the third quarter 2021. And while year-to-date 2022 demand for HLNG over-the-road vehicle tanks has been meaningfully weaker than the same period in 2021, we saw a nearly 200% increase sequentially from the second quarter 2022 in these orders.
4.LNG retrofits, refurbishments, repairs: We continue to see orders related to modifications and extensions of regas stations, with orders in the third quarter 2022 from Italgas. Additionally, we are receiving inbound requests for retrofits and refurbishments as well as expansions of brownfield facilities. This trend is expected to continue, in particular as timing of construction of new builds does not address the immediate need for additional gas supply, and numerous customers are looking for long-term lifecycle services more so than previously.

IRA accelerating activity in Specialty Products.

The IRA in the United States is accelerating activity in our business in key areas that benefit within the IRA, including carbon capture, hydrogen, fuel refueling, water and industrial facilities. We believe that the IRA will accelerate certain investments and purchases from our customers in carbon capture and storage (“CCUS”), hydrogen and water in particular. In the third quarter 2022, Specialty Products orders were $202.9 million, our second consecutive quarter with Specialty Products orders above $200 million, and bringing year-to-date to $569.1 million, over 88% of the full year 2021 Specialty Products orders. With seven consecutive quarters having Specialty Products orders greater than $100 million each, the business is proving to be a consistent and increasing contributor to our overall growth.

Hydrogen orders of $102.4 million in the third quarter 2022 included a large hydrogen liquefaction order from a North American customer bringing our year-to-date 2022 hydrogen related orders above our full year 2021 of $282.1 million. Additionally, the same customer has signed a letter of intent (not booked as an order or in backlog) with Chart for process and equipment for the additional three phases of the project, each 250 Megawatts, with the same content as the first phase. Also, in the quarter we received a $6.2 million order for hydrogen systems and equipment from a European shipyard, who, with Chart, is working closely with a large European cruise line on a hydrogen powered vessel, a $5.8 million order for two of the first transportable fuel stations for hydrogen fuel cell trucks and liquid hydrogen tank orders for a major industrial gas customer’s liquefaction plant in Europe. Importantly, this is another example of the global adoption of liquid hydrogen (historically Europe was predominantly focused on gaseous hydrogen). While not yet booked, we also received a letter of intent (“LOI”) from one of our industrial gas customers for a hydrogen liquefaction plant, which we expect could move to order in 2023.

We saw meaningfully more inbound interest in our CCUS offering since the IRA was approved than we had prior, including a pipeline of 363 customers and potential customers (+142% since December 31, 2021). In our Earthly Labs’ small-scale CCUS business, we successfully installed a CiCi unit at a large winery, shipping our first Earthly Labs’ units to New Zealand, Australia and the United Kingdom early this quarter. Additionally, new inbound opportunities in our small-scale Earthly Labs carbon capture business totaled $9.22 million in the 75 days following the IRA announcement, compared to new opportunities in the 60 days prior to the IRA of $5.56 million. In the third quarter 2022, we booked orders for our SES cryogenic carbon capture solutions (“SES CCC”) with a customer in Saudi Arabia, as well as with a European energy infrastructure company. We signed 4 Memorandums of Understanding (“MOUs”) related to CCUS in the third quarter 2022, including one with C.A.T. Group and one with Koch for partnering on CCUS project work. We received an order for a feasibility study with Fluxys, with whom we are excited to collaborate on the application of our SES CCC technology to their emissions sources to support their net zero emissions target.

We received $16.7 million in orders for water treatment systems in the third quarter 2022, the second highest in our history, and multiple orders for full treatment solutions, each over $2 million, such as an order from Smith Construction for Madera County, California manganese treatment for drinking water, another from Garney Construction for Brighton, Colorado nitrate treatment for drinking water, and a $4.67 million order in India.

We have also been seeing an increase in clean air (methane emission elimination) activity, which also will benefit from the IRA, with $5.6M in orders through Q3 and new commitments equaling that total in the first 3 weeks Q4. And not to be left out, we received record ISO container orders (226) in the quarter, as well as the largest order of the year-to-date in food & beverage for QT’s new convenience Stores. As the result of this continued and consistent order activity as well as the IRA adding more certainty to this decade opportunities, we are increasing our estimated total addressable market in the near-term from $7.7 billion to $9.65 billion for Specialty Products, and to $49.25 billion through 2030 from $42.0 billion.

Third quarter 2022: Eight MOUs and partnerships executed, eight new certifications received, 79 additional new customer orders, 17 new first-of-a-kind (“FOAK”) orders and expanded organic capacity drive further differentiation of the Chart business.

We continue to expand our business globally through partnerships, leading regional certifications in our specialty markets, and utilizing our global manufacturing footprint to serve new customers and new applications with our cryogenic expertise.

In the third quarter 2022 we executed eight MOUs of which two included master supply agreements. Four were related to carbon capture and CO2 equipment, and two for hydrogen, and one each for liquefaction and LNG, further demonstrating the breadth of our solution offering and penetration across the Nexus of Clean™. One of the master supply agreements was for LNG equipment with Yanchange and Shell Petroleum, while another was with a major beverage company for carbon capture and storage technology and equipment.

Our 79 new customers this quarter (bringing year-to-date through third quarter 2022 to 248) were across a broad reach of geographies. 43% of the third quarter 2022 new customers were North American, 37% Asia Pacific and approximately 20% were in Europe and the Middle East.

FOAK orders of 17 in the third quarter 2022 were also comprised of geographic and application breadth. We kicked off the first feasibility study with Bioveritas for carbon capture with bio-based food ingredients, booked an order with Firefly for a space exploration application, and welcomed new customer PT Arohera in Asia Pacific for food and beverage equipment for their end user, a global food manufacturer.

Certifications globally and regionally in cryogenic equipment are a key differentiator, especially in newer end markets that have localized requirements. In the third quarter 2022, we received numerous new certifications (11, not including normal course of business renewals), including approvals for specific product lines for use in Australia, Canada, and Korea (specifics can be found on slide 21 of the supplemental presentation).

Our organic capacity expansions remain on track, and in some cases are ahead of schedule where we were able to accelerate toward completion as demand continues to increase. September 2022 marked the exciting arrival of our brazing furnace at our Tulsa, Oklahoma flexible manufacturing facility. We will begin post brazing in the fourth quarter 2022 at this site, offering additional capacity and shorter lead-times for certain brazed aluminum heat exchangers. Our Goch, Germany trailer facility expansion remains on track for second half 2023 production and is an example of our incorporation of ESG into our manufacturing, with the design including heat pumps with low energy consumption and extra insulation for less energy usage.

Margin improvement resulting from our actions taken to respond to cost changes with pricing and surcharges and ongoing improving productivity; despite ongoing macroeconomic inflationary and supply chain challenges.

In the third quarter 2022, input costs were similar to the second quarter 2022 (i.e. indexes are stabilizing), yet with the backdrop of continued geopolitical and inflationary uncertainty. Gas and energy prices are a key driver in component availability and costs, in particular in the EU, and while recent prices have been declining, they are still over five times the 2019 standard price. In the EU, the shortage of supply and the rising energy prices could impact raw material producers, and therefore we have and continue to proactively fortify our supply chain channels both globally and locally to reduce the associated risks. Examples of this include future volume commitments on material and components that are more readily available now, and ensuring that we can access material locally in all geographies in which we manufacture in. Despite the ongoing and well-discussed supply chain challenges, 12 of our manufacturing facilities had 100% on-time delivery in the third quarter 2022.

Third quarter 2022 reported gross margin as a percent of sales of 25.4% was 27.3% when adjusting for organic startup and capacity, year-one integration and other one-time expenses, our highest gross margin as a percent of sales quarter since the second quarter 2021 and in line with our sequential quarterly anticipated margin improvement, which we expect to continue in the fourth quarter 2022. Reported gross margin as a percent of sales increased more than 200 basis points sequentially in the third quarter 2022 when compared to the second quarter 2022 in three of our four segments, with HTS at 21.6% (an increase of 720 bps sequentially) and RSL at 38.4% (an increase of 410 bps sequentially). CTS reported gross margin as a percent of sales of 18.0% reflected our first quarter of sequential margin improvement in a year, in part driven by the pull in of lower margin backlog to the second quarter 2022. Specialty Products, which typically has volume and mix movements between quarters, had lower than anticipated sales driven by the timing shifts of two projects’ revenue recognition due to timing of inbound components, which are anticipated to be recognized in the fourth quarter 2022. This project mix shift negatively impacted reported gross margin as a percent of sales for Specialty Products, which was 31.6% for the third quarter 2022. Also impacting the segment was the continued low volume in higher margined HLNG vehicle tanks and one large customer freight revenue which had no associated margin, neither of which are considered adjustments to our adjusted gross profit or adjusted operating profit. We did finalize our year-one integrations for AdEdge and L.A. Turbine, and when adjusting for integration, startup/capacity and restructuring costs in Specialty Products, adjusted gross margin as a percent of sales was 35.6%, similar to the second quarter 2022 adjusted gross margin as a percent of sales of 35.8%.

Our reported operating income as a percent of sales in the third quarter 2022 of 10.1% was an increase of 590 basis points compared to the third quarter 2021. It is also worth noting that in the third quarter 2021, we did not include any short-term incentive compensation expense as we were not hitting the threshold. In each quarter of 2022, including the third quarter, we have been booking our short-term incentive costs through SG&A. Therefore, the increase in reported operating income as a percent of sales in the third quarter 2022 compared to the third quarter 2021 is operationally even more significant (an increase of 710 basis points). When adjusted for one-time and unusual items, adjusted operating income as a percent of sales in the third quarter 2022 was 12.6%.

“The third quarter of 2022 not only reinforced our customers’ continued broad-based demand for LNG and solutions across our Nexus of Clean™ serving power, water, food and industrials, our outlook for 2023 and the coming decade was further bolstered by the passing of the IRA at a macro level and our record backlog, sales, gross profit, operating profit and EPS,” stated Jill Evanko, Chart’s CEO and President. “We continue to execute our margin expansion activities ranging from pricing to organic productivity, which was reflected in the sequential margin improvement and our anticipated sequential margin expansion in the fourth quarter 2022 and into 2023.”

Free cash flow generation.
In the third quarter 2022, we generated $37 million cash from operations, had $18 million of capital expenditures related activity, and $17 million of unusual addback items (including $2 million for escrow payments for Earthly Labs), resulting in adjusted free cash flow (“FCF”) of $36 million. This brings year-to-date adjusted FCF to $68 million. Considering the expected timing of larger project milestone payments (over $100 million expected) in the fourth quarter 2022, our full year FCF outlook is approximately $175 million. We accelerated certain capital projects expenditures related to capacity expansions into the third quarter 2022 as we continue to see lead-time and increased demand for deliveries across the next 24 months. Specifically, we pulled ahead capital to accelerate our ability to produce in our expanded roof-covered facility in New Iberia, Louisiana (cold box shop) and certain activities in our Tulsa, Oklahoma flexible manufacturing facility. As of the end of the third quarter 2022, our net leverage ratio is 2.92, and during the quarter we repaid $80M million in borrowings outstanding under our revolving credit facility during the third quarter 2022.

2022 Guidance.

Our outlook for 2022 for sales is in the range of $1.65 billion to $1.70 billion, with associated adjusted non-diluted EPS in the range of $5.00 to $5.25 on approximately 35.87 million weighted shares outstanding with an assumed tax rate of 17%. The change to our prior sales guidance of $1.725 billion to $1.80 billion is driven by currency headwinds and timing of specific project revenue recognition, which is typical in our business.

2023 first outlook with increased confidence driven by record backlog, multiple global tailwinds and customers’ forecasts.

Our outlook for 2023 for sales is in a range of $2.10 billion to $2.20 billion, which includes only Big LNG projects that are in backlog as of September 30, 2022. Associated adjusted non-diluted EPS is anticipated to be in the range of $7.50 to $8.50 on 35.87 million weighted shares outstanding. This assumes a tax rate of 19%. Note that this outlook does not include any new or additional mid-size or large projects that could come into the order book between now and the end of the first half 2023 which we would anticipate having sales associated with them in the year. If one or more mid or large-size project comes into the order book between now and the end of the first quarter 2023, we would anticipate recognizing between $50 to $75 million dollars more of revenue into the full year.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets and projected industry-wide investments, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the conflict between Russia and Ukraine, including potential energy shortages in Europe and elsewhere, and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted gross profit as a percent of sales, adjusted earnings per non-diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and adjusted free cash flow and adjusted operating income, EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Third Quarter 2022 Earnings Per Share," “Segment Sales and Operating Margin Information,” “Segment Sales and Gross Margin Information,” “Third Quarter 2022 Free Cash Flow”, “Segment Information”, and “Third Quarter 2022 Adjusted EBITDA” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2022 and 2023 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share or adjusted free cash flow because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its third quarter 2022 financial results on a conference call on Friday, October 28, 2022 at 8:30 a.m. ET. A live webcast and replay will be available on the Company's investor relations website, ir.chartindustries.com. Participants wishing to join the live Q&A session may request a conference call dial-in number by registering in advance using the following registration link:
https://register.vevent.com/register/BI61fabcd99a7b47da8825fae9fe33d636

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and carbon capture and storage amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global manufacturing locations from the United States to China, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

For more information, click here:
http://ir.chartindustries.com/

Investor Relations Contact:
Wade Suki, CFA
Director of Investor Relations
945-225-6803
wade.suki@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2022	September 30, 2021	June 30, 2022	September 30, 2022	September 30, 2021
Sales	$412.1	$328.3	$404.8	$1,171.0	$938.8
Cost of sales	307.5	253.4	310.0	887.9	696.8
Gross profit	104.6	74.9	94.8	283.1	242.0
Selling, general, and administrative expenses	52.3	51.0	53.5	159.3	145.4
Amortization expense	10.6	10.1	11.7	32.4	28.5
Operating expenses	62.9	61.1	65.2	191.7	173.9
Operating income (1) (2) (3) (4)	41.7	13.8	29.6	91.4	68.1
Interest expense, net	5.7	3.2	4.4	13.3	7.4
Unrealized (gain) loss on investments in equity securities	(1.3)	(10.4)	9.6	10.9	(1.2)
Financing costs amortization	0.7	1.2	0.7	2.1	3.5
Realized gain on equity method investment	—	—	(0.3)	(0.3)	—
Foreign currency (gain) loss	(2.5)	(0.8)	(1.7)	(2.6)	0.1
Other (income) expense	(0.7)	(0.6)	(0.2)	(1.5)	—
Income before income taxes and equity in earnings (loss) of unconsolidated affiliates, net	39.8	21.2	17.1	69.5	58.3
Income tax (benefit) expense	(1.6)	5.5	3.5	4.0	9.9
Income before equity in earnings (loss) of unconsolidated affiliates, net	41.4	15.7	13.6	65.5	48.4
Equity in earnings (loss) of unconsolidated affiliates, net	0.2	(0.1)	(0.2)	(0.3)	0.1
Net income (5)	41.6	15.6	13.4	65.2	48.5
Less: Income attributable to noncontrolling interests, net of taxes	0.4	0.7	0.4	0.8	1.5
Net income attributable to Chart Industries, Inc.	$41.2	$14.9	$13.0	$64.4	$47.0

Net income attributable to Chart Industries, Inc. per common share:
Basic	$1.15	$0.42	$0.36	$1.80	$1.32
Diluted	$0.98	$0.36	$0.31	$1.56	$1.15
Weighted-average number of common shares outstanding:
Basic	35.87	35.62	35.86	35.85	35.59
Diluted (6) (7)	41.86	41.44	41.56	41.40	40.96
_______________
(1)Includes depreciation expense of:
•$9.6, $10.3 and $10.0 for the three months ended September 30, 2022, September 30, 2021 and June 30, 2022, respectively, and
•$30.0 and $31.3 for the nine months ended September 30, 2022 and September 30, 2021, respectively.
(2)Includes restructuring (credits)/costs of:
•$(1.4), $1.9, and $0.2 for the three months ended September 30, 2022, September 30, 2021 and June 30, 2022, respectively, and
•$(1.1) and $2.9 for the nine months ended September 30, 2022 and September 30, 2021, respectively.
(3)Includes acquisition-related contingent consideration (credits)/charges in our Specialty Products segment of:

•$(1.7), $0.3, and $(0.2) for the three months ended September 30, 2022, September 30, 2021 and June 30, 2022, respectively, and
•$(2.7) and $2.3 for the nine months ended September 30, 2022 and September 30, 2021, respectively.
(4)Includes deal-related and integration costs of:
•$6.7 and $5.1 for the three months ended September 30, 2022 and June 30, 2022, respectively, and
•$16.0 for the nine months ended September 30, 2022.
(5)Includes income taxes and interest expense related to previous divestitures of:
•    $1.2 for the three months ended September 30, 2021 and
•    $2.5 for the nine months ended September 30, 2021.
(6)Includes an additional 5.71 and 5.29 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and nine months ended September 30, 2022, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 3.01 and 2.82 for the three and nine months ended September 30, 2022, respectively.
(7)Includes an additional 5.44 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended June 30, 2022. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.89 for the three months ended June 30, 2022.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2022	September 30, 2021	June 30, 2022	September 30, 2022	September 30, 2021
Net Cash Provided By (Used In) Operating Activities	$37.8	$(13.3)	$34.7	$50.3	$(41.6)
Investing Activities
Acquisition of businesses, net of cash acquired	(0.5)	(114.1)	(24.5)	(25.8)	(169.1)
Investments	(1.0)	(50.3)	—	(4.9)	(103.2)
Capital expenditures	(18.4)	(9.8)	(17.2)	(48.2)	(36.5)
Cash received from settlement of cross-currency swap agreements	5.8	—	3.6	9.4	—
Government grants and other	(0.5)	0.1	(0.1)	(0.8)	0.4
Net Cash Used In Investing Activities	(14.6)	(174.1)	(38.2)	(70.3)	(308.4)
Financing Activities
Borrowings on revolving credit facility	70.0	220.0	179.3	503.3	644.1
Repayments on revolving credit facility	(150.0)	(129.1)	(125.3)	(511.2)	(321.6)
Proceeds from exercise of stock options	0.5	0.4	0.4	1.9	7.0
Common stock repurchases from share-based compensation plans	(0.1)	—	(0.1)	(3.4)	(3.2)
Net Cash (Used in) Provided By Financing Activities	(79.6)	91.3	54.3	(9.4)	326.3
Effect of exchange rate changes on cash	(3.8)	0.4	(1.0)	(3.5)	0.7
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(60.2)	(95.7)	49.8	(32.9)	(23.0)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	149.7	198.8	99.9	122.4	126.1
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$89.5	$103.1	$149.7	$89.5	$103.1
(1)Includes restricted cash and restricted cash equivalents of $0.2 as of March 31, 2022, September 30, 2021 and December 31, 2021 and $1.0 as of June 30, 2021 and December 31, 2020.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$89.5	$122.2
Accounts receivable, net	276.9	236.3
Inventories, net	357.5	321.5
Other current assets	205.6	173.5
Property, plant, and equipment, net	407.1	416.0
Goodwill	977.3	994.6
Identifiable intangible assets, net	535.5	556.1
Equity method investments	91.7	99.6
Investments in equity securities	66.9	77.8
Other assets	61.2	46.2
TOTAL ASSETS	$3,069.2	$3,043.8

LIABILITIES AND EQUITY
Current liabilities	$754.9	$693.9
Long-term debt	580.8	600.8
Other long-term liabilities	107.6	123.9
Equity	1,625.9	1,625.2
TOTAL LIABILITIES AND EQUITY	$3,069.2	$3,043.8

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2022	September 30, 2021	June 30, 2022	September 30, 2022	September 30, 2021
Sales
Cryo Tank Solutions	$126.9	$112.2	$132.9	$377.9	$313.9
Heat Transfer Systems	132.1	56.4	102.9	314.3	190.8
Specialty Products	108.1	116.9	115.3	330.9	301.0
Repair, Service & Leasing	49.7	46.3	55.4	154.4	142.3
Intersegment eliminations	(4.7)	(3.5)	(1.7)	(6.5)	(9.2)
Consolidated	$412.1	$328.3	$404.8	$1,171.0	$938.8
Gross Profit
Cryo Tank Solutions	$22.8	$22.6	$21.6	$69.8	$71.0
Heat Transfer Systems	28.5	2.2	14.8	53.4	29.2
Specialty Products	34.2	40.7	39.4	106.2	105.6
Repair, Service & Leasing	19.1	9.4	19.0	53.7	36.2
Consolidated	$104.6	$74.9	$94.8	$283.1	$242.0
Gross Profit Margin
Cryo Tank Solutions	18.0%	20.1%	16.3%	18.5%	22.6%
Heat Transfer Systems	21.6%	3.9%	14.4%	17.0%	15.3%
Specialty Products	31.6%	34.8%	34.2%	32.1%	35.1%
Repair, Service & Leasing	38.4%	20.3%	34.3%	34.8%	25.4%
Consolidated	25.4%	22.8%	23.4%	24.2%	25.8%
Operating Income (Loss)
Cryo Tank Solutions	$12.2	$13.0	$9.9	$36.2	$42.0
Heat Transfer Systems	18.3	(10.0)	5.7	23.8	(6.7)
Specialty Products	16.7	26.4	20.8	53.7	67.7
Repair, Service & Leasing	12.0	2.2	12.0	32.3	16.1
Corporate	(17.5)	(17.8)	(18.8)	(54.6)	(51.0)
Consolidated (1) (2) (3) (4)	$41.7	$13.8	$29.6	$91.4	$68.1
Operating Margin (Loss)
Cryo Tank Solutions	9.6%	11.6%	7.4%	9.6%	13.4%
Heat Transfer Systems	13.9%	(17.7)%	5.5%	7.6%	(3.5)%
Specialty Products	15.4%	22.6%	18.0%	16.2%	22.5%
Repair, Service & Leasing	24.1%	4.8%	21.7%	20.9%	11.3%
Consolidated	10.1%	4.2%	7.3%	7.8%	7.3%
_______________
(1)Restructuring (credits)/costs for the three months ended:
•September 30, 2022 were $(1.4) ($(1.3) - Repair, Service & Leasing, offsetting restructuring related costs in the segment in 2022, and $(0.1) - Specialty Products).
•September 30, 2021 were $1.9 ($0.5 - Heat Transfer Systems and $1.4 - Repair, Service & Leasing).
•June 30, 2022 were $0.2 ($0.1 - Cryo Tank Solutions and $0.1 - Specialty Products).
(2)Restructuring (credits)/costs for the nine months ended:
•September 30, 2022 were $(1.1) ($(1.3) - Repair, Service & Leasing, offsetting restructuring related costs in the segment in 2022, $0.1 - Cryo Tank Solutions and $0.1 - Heat Transfer Systems).
•September 30, 2021 were $2.9 ($0.3 - Cryo Tank Solutions, $1.2 - Heat Transfer Systems and $1.4 - Repair, Service & Leasing).

(3)Includes acquisition-related contingent consideration (credits)/charges in our Specialty Products Segment of:
•$(1.7), $0.3, and $(0.2) for the three months ended September 30, 2022, September 30, 2021 and June 30, 2022, respectively, and
•$(2.7) and $2.3 for the nine months ended September 30, 2022 and September 30, 2021, respectively.
(4)Includes deal-related and integration costs of:
•$6.7 and $5.1 for the three months ended September 30, 2022 and June 30, 2022, respectively, and
•$16.0 for the nine months ended September 30, 2022.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	September 30, 2022	September 30, 2021	June 30, 2022
Orders
Cryo Tank Solutions	$120.2	$133.3	$106.1
Heat Transfer Systems	357.7	41.1	470.1
Specialty Products	202.9	131.3	265.7
Repair, Service & Leasing	61.7	52.9	47.4
Intersegment eliminations	(13.1)	(8.4)	(1.5)
Consolidated	$729.4	$350.2	$887.8

	As of
	September 30, 2022	September 30, 2021	June 30, 2022
Backlog
Cryo Tank Solutions	$355.2	$345.3	$331.9
Heat Transfer Systems	1,225.4	335.1	1,003.8
Specialty Products	666.1	381.2	570.4
Repair, Service & Leasing	41.6	54.4	48.5
Intersegment eliminations	(34.2)	(13.8)	(1.3)
Consolidated	$2,254.1	$1,102.2	$1,953.3
_______________

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF BASIC EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NORMALIZED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES INC. AND ADJUSTED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2022	September 30, 2021
Basic earnings per common share attributable to Chart Industries, Inc. (U.S. GAAP)	$1.15	$0.36	$1.80	$1.32
Investment equities mark-to-market, net (1)	(0.04)	0.27	0.38	(0.06)
Tax effects	0.02	(0.05)	(0.06)	0.01
Normalized non-diluted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$1.13	$0.58	$2.12	$1.27
Restructuring related costs (2)	0.09	0.13	0.37	0.53
Deal-related and integration costs (3)	0.19	0.14	0.45	0.30
Start-up costs (organic) (4)	0.09	0.09	0.23	0.17
Tax effects	(0.01)	(0.06)	(0.13)	(0.18)
Adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$1.49	$0.88	$3.04	$2.09
_______________
(1)Investment equities mark-to-market, net includes:
•Unrealized gain of $1.3 and unrealized loss of $9.6 on the mark-to-market adjustments of our investments in equity securities related to McPhy (Euronext Paris: MCPHY – ISIN; FR0011742329) and Stabilis Energy, Inc. (NasdaqCM: SLNG) for the three months ended September 30, 2022 and June 30, 2022, respectively, and an unrealized loss of $10.9 and unrealized gain of $1.2 for the nine months ended September 30, 2022 and 2021, respectively. The nine months ended September 30, 2021 includes mark-to-market adjustment upon remeasurement of our initial HTEC investment due to an observable price change in an orderly transaction for similar instruments of the same issuer.
•Foreign currency gain of $2.6 and foreign currency loss of $0.1 for the nine months ended September 30, 2022 and 2021, respectively.
•Equity in earnings of unconsolidated affiliates, net of $0.2 and equity in loss of unconsolidated affiliates, net of $0.2 for the three months ended September 30, 2022 and June 30, 2022, respectively, and equity in loss of unconsolidated affiliates, net of $0.3 and equity in earnings of unconsolidated affiliates, net of $0.1 for the nine months ended September 30, 2022 and 2021, respectively.
(2)Restructuring related costs of $3.3 and $4.5 for the three months ended September 30, 2022 and June 30, 2022, respectively, and $13.1 for the nine months ended September 30, 2022 were comprised of relocation and facility start-up costs and departmental restructuring, including headcount reductions.
(3)Deal-related and integration costs of $6.7 and $5.1 during the three months ended September 30, 2022 and June 30, 2022, respectively, were mainly comprised of pre-closing, due diligence and integration costs related to our acquisitions of L.A. Turbine, AdEdge Holdings, LLC, Earthly Labs Inc., AdEdge India, CSC Cryogenic Service Center AB and Fronti Fabrications and legal costs related to a specific pre-closing liability from a previous divestiture.
(4)Start-up costs (organic) during the during the three months ended:
•September 30, 2022 of $3.1 were comprised of product line start-up costs for our Tulsa, Oklahoma brazed aluminum heat exchangers, trailer expansion costs for Goch, Germany and startup and training costs for our Tulsa, Oklahoma vaporizer line.
•June 30, 2022 of $3.4 were comprised of Richburg, South Carolina repair facility start-up costs, Tulsa, Oklahoma product line start-up costs and incremental costs related to our flex manufacturing facility in Tulsa, Oklahoma.
_______________
Normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME, ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income attributable to Chart Industries, Inc., (U.S. GAAP)	$41.2	$14.9	$64.4	$47.0
Income attributable to noncontrolling interests, net of taxes	0.4	0.7	0.8	1.5
Net income (U.S. GAAP)	41.6	15.6	65.2	48.5
Employee share-based compensation expense	2.3	2.3	7.9	8.1
Financing costs amortization	0.7	1.2	2.1	3.5
Unrealized foreign currency transaction loss (gain)	0.1	(2.9)	(4.2)	(5.8)
Unrealized (gain) loss on investments in equity securities	(1.3)	(10.4)	10.9	(1.2)
Equity in (earnings) loss of unconsolidated affiliates	(0.3)	0.1	0.3	(0.1)
Realized gain on equity method investment	—	—	(0.3)	—
Other non-cash operating activities	2.3	0.9	3.4	2.6
Net income, adjusted (non-GAAP)	$45.4	$6.8	$85.3	$55.6
_______________
Net income, adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income, adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net cash provided by (used in) operating activities (U.S. GAAP)	$37.8	$(13.3)	$50.3	$(41.6)
Capital expenditures	(18.4)	(9.8)	(48.2)	(36.5)
Free cash flow (non-GAAP)	19.4	(23.1)	2.1	(78.1)
Non-recurring costs	12.8	15.0	42.7	33.0
Divestiture related tax payments	—	—	—	21.0
Add back inventory for strategic build	2.4	36.0	21.4	79.0
Acquisition escrow release	$1.5	$—	$1.5	$—
Adjusted free cash flow (non-GAAP)	$36.1	$27.9	$67.7	$54.9
_______________
Free cash flow and adjusted free cash flow are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by (used in) operating activities in accordance with U.S. GAAP. Management believes that free cash flow and adjusted free cash flow facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended September 30, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$126.9	$132.1	$108.1	$49.7	$(4.7)	$—	$412.1
Gross profit as reported (U.S. GAAP)	22.8	28.5	34.2	19.1	—	—	104.6
Restructuring related, deal-related, integration and other one time costs	1.6	2.8	4.3	(0.7)	—	—	8.0
Adjusted gross profit (non-GAAP)	$24.4	$31.3	$38.5	$18.4	$—	$—	$112.6
Adjusted gross profit margin (non-GAAP)	19.2%	23.7%	35.6%	37.0%	—%	—%	27.3%

Operating income (loss) as reported (U.S. GAAP)	$12.2	$18.3	$16.7	$12.0	$—	$(17.5)	41.7
Restructuring related, deal-related, integration and other one time costs	1.6	3.0	4.6	(0.6)	—	1.6	10.2
Adjusted operating income (loss) (non-GAAP)	$13.8	$21.3	$21.3	$11.4	$—	$(15.9)	$51.9
Adjusted operating margin (non-GAAP)	10.9%	16.1%	19.7%	22.9%	—%	—%	12.6%

	Three Months Ended September 30, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$112.2	$56.4	$116.9	$46.3	$(3.5)	$—	$328.3
Gross profit as reported (U.S. GAAP)	22.6	2.2	40.7	9.4	—	—	74.9
Restructuring, transaction-related and other one-time costs	3.1	2.3	2.7	3.9	—	—	12.0
Adjusted gross profit (non-GAAP)	$25.7	$4.5	$43.4	$13.3	$—	$—	$86.9
Adjusted gross profit margin (non-GAAP)	22.9%	8.0%	37.1%	28.7%	—%	—%	26.5%

Operating income (loss) as reported (U.S. GAAP)	$13.0	$(10.0)	$26.4	$2.2	$—	$(17.8)	13.8
Restructuring, transaction-related and other one-time costs	3.3	2.5	3.0	4.0	—	1.9	14.7
Adjusted operating income (loss) (non-GAAP)	$16.3	$(7.5)	$29.4	$6.2	$—	$(15.9)	$28.5
Adjusted operating margin (non-GAAP)	14.5%	(13.3)%	25.1%	13.4%	—%	—%	8.7%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended June 30, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$132.9	$102.9	$115.3	$55.4	$(1.7)	$—	$404.8
Gross profit as reported (U.S. GAAP)	21.6	14.8	39.4	$19.0	—	—	94.8
Restructuring related, deal-related, integration and other one time costs	3.4	1.6	1.9	0.7	—	—	7.6
Adjusted gross profit (non-GAAP)	$25.0	$16.4	$41.3	$19.7	$—	$—	$102.4
Adjusted gross profit margin (non-GAAP)	18.8%	15.9%	35.8%	35.6%	—%	—%	25.3%

Operating income (loss) as reported (U.S. GAAP)	$9.9	$5.7	$20.8	$12.0	$—	$(18.8)	29.6
Restructuring related, deal-related, integration and other one time costs	3.4	1.9	2.8	0.7	—	1.6	10.4
Adjusted operating income (loss) (non-GAAP)	$13.3	$7.6	$23.6	$12.7	$—	$(17.2)	$40.0
Adjusted operating margin (non-GAAP)	10.0%	7.4%	20.5%	22.9%	—%	—%	9.9%

	Nine Months Ended September 30, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$377.9	$314.3	$330.9	$154.4	$(6.5)	$—	$1,171.0
Gross profit as reported (U.S. GAAP)	69.8	53.4	106.2	$53.7	—	—	283.1
Restructuring related, deal-related, integration and other one time costs	8.3	6.9	7.6	1.5	—	—	24.3
Adjusted gross profit (non-GAAP)	$78.1	$60.3	$113.8	$55.2	$—	$—	$307.4
Adjusted gross profit margin (non-GAAP)	20.7%	19.2%	34.4%	35.8%	—%	—%	26.3%

Operating income (loss) as reported (U.S. GAAP)	$36.2	$23.8	$53.7	$32.3	$—	$(54.6)	91.4
Restructuring related, deal-related, integration and other one time costs	8.4	7.4	9.3	1.6	—	4.4	31.1
Adjusted operating income (loss) (non-GAAP)	$44.6	$31.2	$63.0	$33.9	$—	$(50.2)	$122.5
Adjusted operating margin (non-GAAP)	11.8%	9.9%	19.0%	22.0%	—%	—%	10.5%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Nine Months Ended September 30, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$313.9	$190.8	$301.0	$142.3	$(9.2)	$—	$938.8
Gross profit as reported (U.S. GAAP)	71.0	29.2	105.6	$36.2	—	—	242.0
Restructuring related, deal-related, integration and other one time costs	5.2	9.4	5.2	4.8	—	—	24.6
Adjusted gross profit (non-GAAP)	$76.2	$38.6	$110.8	$41.0	$—	$—	$266.6
Adjusted gross profit margin (non-GAAP)	24.3%	20.2%	36.8%	28.8%	—%	—%	28.4%

Operating income (loss) as reported (U.S. GAAP)	$42.0	$(6.7)	$67.7	$16.1	$—	$(51.0)	68.1
Restructuring related, deal-related, integration and other one time costs	5.7	9.8	8.0	4.9	—	4.5	32.9
Adjusted operating income (loss) (non-GAAP)	$47.7	$3.1	$75.7	$21.0	$—	$(46.5)	$101.0
Adjusted operating margin (non-GAAP)	15.2%	1.6%	25.1%	14.8%	—%	—%	10.8%

_______________
Adjusted gross profit and adjusted operating income (loss) are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit and operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted gross profit and adjusted operating income (loss) facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.